SUB-ITEM 77C:    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On July 20, 2010, the Annual Meeting of Stockholders of Cornerstone Strategic Value Fund, Inc. (the “Fund”) was held to (1) re-elect two Class III Directors until the 2013 Annual Meeting and (2) consider and vote upon an advisory proposal from the Board of Directors regarding the Fund’s Managed Distribution Plan.  The record date for the Annual Meeting was June 1, 2010, at which time there were 7,014,951 shares of common stock of the Fund outstanding.

(1)	The stockholders of the Fund voted to re-elect each nominee as Director. The votes cast with respect to each nominee were as follows:

	Number of Shares
Name of Class III Director	Affirmative	Withhold
Glenn W. Wilcox, Sr.	5,716,871	269,674
Andrew A. Strauss	5,731,909	254,637

(2)	The results of the vote on the advisory proposal regarding the Fund’s Managed Distribution Plan were as follows:

		Number of Shares
		For	Abstain
(a)	No Managed Distribution Plan	221,354	510,331
(b)	A Low-Level Managed Distribution Plan	244,523	504,999
(c)	A High-Level Managed Distribution Plan	557,666	370,018